                                                                      Exhibit 11

                            BHA GROUP HOLDINGS, INC.
                    COMPUTATION OF EARNINGS PER COMMON SHARE



                                                   FOR THE THREE MONTHS ENDED
                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                        December 31, 1999                   December 31, 1998
                                ---------------------------------   ---------------------------------
                                Net Earnings  Shares    Per-Share   Net Earnings  Shares    Per-Share
                                (Numerator)  (Denom.)     Amt.      (Numerator)  (Denom.)     Amt.
                                -----------  -------     --------   -----------  --------   ----------
  Basic earnings per share:
Earnings available to common
        shareholders               $1,255      6,830      $0.18        $1,316      7,142      $0.18

      Effect of dilutive
  securities--stock options            --         60                       --        222

 Diluted earnings per share:
 Earnings available to common
   shareholders and assumed
          conversion               $1,255      6,890      $0.18        $1,316      7,364      $0.18
                                =================================   =================================

                                      -15-